EXHIBIT 2(A)
ITEM 2 IDENTITY AND BACKGROUND
This statement is being filed by Actis Capital LLP, an English limited liability partnership (“Actis”), whose principal business address is located at 2 More London Riverside, London UK SE1 2JT. This statement is also being filed by Actis China Fund 2, L.P., an English limited partnership (“ACF2”), whose principal business address is located at the same address as Actis, Actis is the manager of ACF2. This statement is also being filed by Actis Executive Co-Investment Plan, LP, a Guernsey limited partnership (“Plan”), whose principal business address is located at 13-15 Victoria Road, St Peter Port, Guernsey, Channel Islands, GY1 3ZD. The Plan is managed by Actis Co-Investment Plan Limited, a Guernsey private limited company and a wholly-owned subsidiary of Actis. This statement is also being filed by Actis China Investment Holdings No.1 Limited, a Mauritian private limited company (“ACIH”) whose principal business address is located at Les Cascades, Edith Cavell Street, Port Louis, Mauritius. ACIH is a wholly owned subsidiary of ACF2. According to a declaration of trust entered into between ACIH and the Plan, the Plan was the beneficial owner of a small percentage of the ordinary shares in the Issuer held by ACIH. As of December 31, 2007, none of the above entities owns any ordinary shares in the Issuer.

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